Exhibit 99.1
Dave & Buster’s Reports Record Second Quarter 2023 Financial Results;
Company Increases Remaining Share Repurchase Program Authorization to $200 Million
DALLAS, September 6, 2023 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its second quarter ended July 30, 2023.
Key Second Quarter 2023 Highlights
•Second quarter revenue of $542.1 million increased 15.7% from the second quarter of 2022. Including the pro forma contribution of Main Event in the second quarter of 2022, year-over-year revenue decreased $2.5 million, or 0.5%.
•Pro forma combined comparable store sales (including Main Event branded stores) decreased 6.3% compared with the same period in 2022 and increased 5.8% compared with the same period in 2019.
•Net income totaled $25.9 million, or $0.60 per diluted share, compared with net income of $29.1 million, or $0.59 per diluted share in the second quarter of 2022. Adjusted net income totaled $40.9 million, or $0.94 per diluted share, compared with adjusted net income of $41.9 million, or $0.85 per diluted share in the second quarter of 2022.
•Adjusted EBITDA of $140.3 million in the quarter increased 21.3% from the second quarter of 2022. Including the pro forma contribution of Main Event in the second quarter of 2022, the year-over-year Adjusted EBITDA growth was $11.5 million, or 8.9%.
•The Company ended the second quarter with $572.8 million of liquidity, which included $82.6 million in cash and $490.2 million available under its $500 million revolving credit facility.
•The Company opened two new Dave & Buster's stores and one new Main Event store in the second quarter.
Other Highlights
•The Company purchased 2.1 million shares at a total cost of $74.5 million in the second quarter. Total share repurchases to date in fiscal 2023 are 5.7 million shares totaling $200.0 million and representing 11.8% of the Company's outstanding shares as of the end of fiscal 2022.
•The Board of Directors has approved an increase to the Company's existing share repurchase authorization of $100 million, bringing the total remaining authorization to $200 million.
•The Company opportunistically amended its credit agreement, reducing the interest rate margin applicable to term loans and revolving loans outstanding under the credit agreement by 1.25%.
"As we enter the second half of 2023, we remain as confident as ever in our ability to execute against the numerous and sizeable growth initiatives that we laid out in our recent investor day presentation and which we have already begun implementing," said Chris Morris, Dave & Buster's Chief Executive Officer. "During the quarter, we are pleased that we continued to open new stores at highly attractive returns on invested capital, that we have diligently managed our cost structure and continued to expand our Adjusted EBITDA margins, and that our exceptional team has done a phenomenal job navigating our highly profitable and resilient business model through a dynamic period in our economy and against strong top line comparisons versus 2022. We are laser focused on optimizing our business and growing revenue, Adjusted EBITDA and cash flow."

Second Quarter 2023 Results
Total revenue was $542.1 million, an increase of 15.7% from $468.4 million in the second quarter of 2022. Including the pro forma contribution of Main Event stores in the prior year period, total revenue decreased 0.5% versus the second quarter of 2022.
Pro forma combined comparable store sales (including Main Event branded stores) decreased 6.3% compared with the second quarter of 2022 and increased 5.8% compared with the second quarter of 2019.
Operating income totaled $77.1 million, or 14.3% of revenue, compared with operating income of $56.5 million, or 12.2% of revenue in the second quarter of 2022.
Net income totaled $25.9 million, or $0.60 per diluted share, compared with net income of $29.1 million, or $0.59 per diluted share in the second quarter of 2022.
Adjusted EBITDA totaled $140.3 million, or 25.9% of revenue, compared with Adjusted EBITDA of $115.7 million, or 24.7% of revenue in the second quarter of 2022.
Store operating income before depreciation and amortization totaled $162.4 million, or 30.0% of revenue, compared with store operating income before depreciation and amortization of $136.7 million, or 29.2% of revenue in the second quarter of 2022.
Balance Sheet, Liquidity, Cash Flow and Share Repurchases
The Company generated $103.8 million in operating cash flow during the second quarter, ending the quarter with $82.6 million in cash and $490.2 million of availability under its $500 million revolving credit facility, net of $9.8 million in outstanding letters of credit. The Company ended the quarter with a Net Total Leverage Ratio of 2.1x as defined under its Credit Agreement as the ratio of the aggregate principal amount of any Consolidated Debt less Unrestricted Cash and unrestricted Permitted Investments to Credit Adjusted EBITDA. The Company's maximum permitted Net Total Leverage Ratio is 3.5x.
The Company repurchased 2.1 million shares at a total cost of $74.5 million in the second quarter, bringing the total repurchases to date in fiscal 2023 to 5.7 million shares totaling $200.0 million and representing 11.8% of outstanding shares. The Company had $100 million remaining on its share repurchase authorization at the end of the second quarter of 2023, which the Board subsequently increased to $200 million.
"We are pleased with the progress we made in the quarter strengthening our Company's financial position with the favorable repricing of our Term Loan B, returning capital to shareholders via our share buyback program, and establishing a quantifiable roadmap to execute upon by unveiling our long-term strategic plan at an investor day in June," said Michael Quartieri, Dave & Buster's Chief Financial Officer. "Our strong balance sheet, low leverage, and superior cash flow profile provides us with the ability to invest in the business to drive profitable growth and continue to return capital to shareholders."
Share Repurchase Authorization
The Company announced that its Board of Directors approved an increase to its remaining share repurchase program authorizing the Company to repurchase up to $200 million of its common stock. The program may be suspended or discontinued at any time.
Quarterly Report on Form 10-Q Available
The Company’s Quarterly Report on Form 10-Q, will be available at www.sec.gov and on the Company’s investor relations website, contains a thorough review of its financial results for the second quarter ended July 30, 2023.
Investor Conference Call and Webcast
Management will host a conference call to report these results on Wednesday, September 6, 2023, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Participants can access the conference call by dialing toll-free (877) 883-0383. The international dial-in for participants is (412) 902-6506. The participant entry number is 7383364. A replay will be available after the call for one year beginning at 6:00 p.m. Central Time (7:00 p.m. Eastern Time) and can be accessed by dialing toll-free (877) 344-7529 or by the international toll number (412) 317-0088; the replay access code 5994680. Additionally, a live and archived webcast of the conference call will be available at ir.daveandbusters.com.
About Dave & Buster’s Entertainment, Inc.
Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 213 venues in North America that offer premier entertainment and dining experiences to guests through two distinct brands: Dave & Buster’s and Main Event. The Company has 155 Dave & Buster’s branded stores in 42 states, Puerto Rico, and Canada and offers guests the opportunity to "Eat Drink Play and Watch," all in one location. Each store offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. The Company also operates 58 Main Event branded stores in 20 states across the country, and offers state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. For more information about each brand, visit daveandbusters.com and mainevent.com.
Forward-Looking Statements
The Company cautions that this release contains forward-looking statements. These forward-looking statements involve risks and uncertainties, including: our ability to continue as a going concern; our ability to obtain waivers, and thereafter continue to satisfy covenant requirements, under our revolving credit facility; our ability to access other funding sources; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus pandemic and any new coronavirus variants; the impact of competition; the seasonality of the Company’s business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster’s intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.
Non-GAAP Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Credit Adjusted EBITDA (calculated in accordance with the Company's credit agreement), Credit Adjusted EBITDA margin, Store operating income before depreciation and amortization, Store operating income before depreciation and amortization margin, Adjusted Net income, Adjusted net income per share - Diluted, and pro forma financials including Main Event branded stores prior to the Company's ownership, reconciliations of which can be found on our website (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.
For Investor Relations Inquiries:
Cory Hatton, VP Investor Relations & Treasurer
Dave & Buster’s Entertainment, Inc.
Cory.Hatton@daveandbusters.com

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations
(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 30, 2023		July 31, 2022		July 30, 2023		July 31, 2022
Entertainment revenues	$360.8	66.6%	$311.4	66.5%	$753.9	66.2%	$610.6	66.4%
Food and beverage revenues	181.3	33.4%	157.0	33.5%	385.5	33.8%	308.9	33.6%
Total revenues	542.1	100.0%	468.4	100.0%	1,139.4	100.0%	919.5	100.0%

Cost of entertainment (as a percentage of entertainment revenues)	34.4	9.5%	29.1	9.3%	68.7	9.1%	55.9	9.2%
Cost of food and beverage (as a percentage of food and beverage revenues)	49.2	27.1%	46.5	29.6%	105.2	27.3%	89.7	29.0%
Total cost of products	83.6	15.4%	75.6	16.1%	173.9	15.3%	145.6	15.8%
Operating payroll and benefits	127.0	23.4%	113.6	24.3%	257.6	22.6%	207.0	22.5%
Other store operating expenses	169.1	31.2%	142.5	30.4%	339.1	29.8%	266.9	29.0%
General and administrative expenses	32.2	5.9%	37.7	8.0%	63.6	5.6%	66.0	7.2%
Depreciation and amortization expense	49.1	9.1%	38.6	8.2%	98.0	8.6%	71.9	7.8%
Pre-opening costs	4.0	0.7%	3.9	0.8%	8.7	0.8%	6.9	0.8%
Total operating costs	465.0	85.7%	411.9	87.8%	940.9	82.7%	764.3	83.1%
Operating income	77.1	14.3%	56.5	12.2%	198.5	17.3%	155.2	16.9%
Interest expense, net	32.9	6.1%	17.1	3.7%	63.6	5.6%	28.5	3.1%
Loss on debt refinancing	11.2	2.1%	1.5	0.3%	11.2	1.0%	1.5	0.2%
Income before provision for income taxes	33.0	6.1%	37.9	8.2%	123.7	10.7%	125.2	13.6%
Provision for income taxes	7.1	1.3%	8.8	1.9%	27.7	2.4%	29.1	3.2%
Net income	$25.9	4.8%	$29.1	6.3%	$96.0	8.3%	$96.1	10.4%

Net income per share:
Basic	$0.60		$0.60		$2.11		$1.97
Diluted	$0.60		$0.59		$2.09		$1.95
Weighted average shares used in per share calculations:
Basic shares	43.01		48.83		45.47		48.71
Diluted shares	43.38		49.27		45.83		49.36

Other information:
Company-owned stores at end of period	211		200		211		200
Store operating weeks in the period	2,730		2,171		5,374		4,047
Total revenue per store operating weeks in the period (in thousands)	$199		$216		$212		$227

DAVE & BUSTER'S ENTERTAINMENT, INC.
Other Operating Data
(unaudited, in millions)
Condensed Consolidated Balance Sheet:

	July 30, 2023	January 29, 2023
ASSETS
Cash and cash equivalents	$82.6	$181.6
Other current assets	125.4	112.1
Total current assets	208.0	293.7
Property and equipment, net	1,221.7	1,180.2
Operating lease right of use assets	1,352.7	1,333.6
Intangible and other assets, net	947.0	953.5
Total assets	$3,729.4	$3,761.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$422.5	$438.0
Operating lease liabilities	1,586.8	1,567.8
Other long-term liabilities	127.0	122.0
Long-term debt, net	1,278.7	1,222.7
Stockholders' equity	314.4	410.5
Total liabilities and stockholders' equity	$3,729.4	$3,761.0

Summary Cash Flow Information:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2023	July 31, 2022	July 30, 2023	July 31, 2022
Net cash provided by operating activities:	$103.8	$84.5	$196.2	$233.1
Net cash used in investing activities:	(82.6)	(882.4)	(133.4)	(922.2)
Net cash provided by (used in) financing activities:	(30.1)	759.2	(161.8)	763.6
Increase (decrease) in cash and cash equivalents	$(8.9)	$(38.7)	$(99.0)	$74.5

DAVE & BUSTER'S ENTERTAINMENT, INC.
Non-GAAP Measures
(unaudited, in millions)
Adjusted EBITDA:
Adjusted EBITDA represents net income before income taxes, depreciation and amortization expense and other items, as calculated below. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is presented because we believe that it provides useful information to investors and analysts regarding our operating performance. By reporting Adjusted EBITDA, we provide a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. A reconciliation of net income to Adjusted EBITDA is provided below:

	Thirteen Weeks Ended				Twenty-six weeks ended
	July 30, 2023		July 31, 2022		July 30, 2023		July 31, 2022
Net income	$25.9	4.8%	$29.1	6.2%	$96.0	8.4%	$96.1	10.5%
Add back:
Interest expense, net	32.9		17.1		63.6		28.5
Loss on debt refinancing	11.2		1.5		11.2		1.5
Provision for income taxes	7.1		8.8		27.7		29.1
Depreciation and amortization expense	49.1		38.6		98.0		71.9
EBITDA	126.2	23.3%	95.1	20.3%	296.5	26.0%	227.1	24.7%
Add back:
Loss on asset disposal	—		0.2		0.7		0.4
Impairment of long-lived assets and lease termination costs	1.7		1.8		1.7		1.8
Share-based compensation	5.2		4.7		11.9		8.3
Merger & integration costs	5.3		13.9		8.0		18.3
System implementation costs	1.7		—		3.2		—
Other items, net	0.2		—		0.3		—
Adjusted EBITDA, a non-GAAP measure	$140.3	25.9%	$115.7	24.7%	$322.3	28.3%	$255.9	27.8%

Store Operating Income Before Depreciation and Amortization:
Store Operating Income Before Depreciation and Amortization, a non-GAAP measure, represents operating income, plus depreciation and amortization expense, general and administrative expenses and pre-opening costs. We believe that Store Operating Income Before Depreciation and Amortization is another useful measure in evaluating our operating performance because it removes the impact of general and administrative expenses, which are not incurred at the store level, and the costs of opening new stores, which are non-recurring at the store level, and thereby enables the comparability of the operating performance of our stores for the periods presented. We also believe that Store Operating Income Before Depreciation and Amortization is a useful measure in evaluating our operating performance within the entertainment and dining industry because it permits the evaluation of store-level productivity, efficiency, and performance, and we use Store Operating Income Before Depreciation and Amortization as a means of evaluating store financial performance compared with our competitors. However, because this measure excludes significant items such as general and administrative expenses and pre-opening costs, as well as our interest expense, net, loss on debt extinguishment/refinance and depreciation and amortization expense, which are important in evaluating our consolidated financial performance from period to period, the value of this measure is limited as a measure of our consolidated financial performance.

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	Jul 30, 2023		Jul 31, 2022		Jul 30, 2023		Jul 31, 2022
Operating income	$77.1	14.2%	$56.5	12.1%	$198.5	17.4%	$155.2	16.9%
Add back:
General and administrative expenses	32.2		37.7		63.6		66.0
Depreciation and amortization expense	49.1		38.6		98.0		71.9
Pre-opening costs	4.0		3.9		8.7		6.9
Store operating income before depreciation and amortization, a non-GAAP measure	$162.4	30.0%	$136.7	29.2%	$368.8	32.4%	$300.0	32.6%

Credit Adjusted EBITDA:
Credit Adjusted EBITDA, a non-GAAP measure, represents Adjusted EBITDA plus certain other items as defined in our Credit Facility. Other adjustments include (i) entertainment revenue deferrals, (ii) the cost of new projects, including store pre-opening costs, (iii) business optimization expenses and other restructuring costs, and (iv) other costs and adjustments as permitted by the Debt Agreements. We believe the presentation of Credit Adjusted EBITDA is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Credit Facility. The following table sets forth a reconciliation of Net income to Credit Adjusted EBITDA for the periods shown:

	Thirteen Weeks Ended July 30, 2023	Trailing Four Quarters Ended July 30, 2023
Net income	$25.9	$137.0
Add back:
Interest expense, net	32.9	122.5
Loss on debt refinancing	11.2	11.2
Provision for income taxes	7.1	35.1
Depreciation and amortization expense	49.1	195.4
EBITDA	126.2	501.2
Add back:
Loss on asset disposal	—	1.1
Impairment of long-lived assets	1.7	1.7
Share-based compensation	5.2	23.6
Transaction and integration costs	5.3	14.9
System implementation costs	1.7	3.8
Pre-opening costs	4.0	16.4
Entertainment revenue deferrals	(0.6)	12.3
Other items, net	0.2	0.4
Credit Adjusted EBITDA, a non-GAAP measure	$143.7	$575.4
The following table provides a calculation of Net Total Leverage Ratio, as defined in our senior secured credit facility, for the period shown:

		As Of And For The Trailing Four Quarters Ended July 30, 2023
Credit Adjusted EBITDA (a)		$575.4
Total debt (1)		$1,287.7
Less: Cash and cash equivalents		$(82.6)
Add: Outstanding letters of credit		$9.8
Net debt (b)		$1,214.9
Net Total Leverage Ratio (b / a)	2.1	x
(1)     Amount equals the face amount of debt outstanding less unamortized debt issuance costs and debt discount.

Adjusted Net Income:
Adjusted Net income, a non-GAAP measure, represents net income before special items, as calculated below. We believe excluding these special items from net income provides investors with a clearer perspective of our ongoing operating performance and a more relevant comparison to prior period results. The following table presents a reconciliation of Net income to Adjusted Net income and presents Adjusted Net income per diluted share, for the periods shown:

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 30, 2023		July 31, 2022		July 30, 2023		July 31, 2022
	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
Net income	$25.9	$0.60	$29.1	$0.59	$96.0	$2.09	$96.1	$1.95
Add back:
Loss on debt refinancing	11.2	0.26	1.5	0.03	11.2	0.24	1.5	0.03
Loss on asset disposal	—	—	0.2	—	0.7	0.02	0.4	0.01
Impairment of long-lived assets and lease termination costs	1.7	0.04	1.8	0.04	1.7	0.04	1.8	0.04
Merger & integration costs	5.3	0.12	13.9	0.28	8.0	0.17	18.3	0.37
System implementation costs	1.7	0.04	—	—	3.2	0.07	—	—
Other items, net	0.2	—	—	—	0.3	0.01	—	—
Tax impact of items above, net (1)	(5.1)	(0.12)	(4.6)	(0.09)	(6.4)	(0.14)	(5.8)	(0.12)
Adjusted Net income, a non-GAAP measure	$40.9	$0.94	$41.9	$0.85	$114.7	$2.50	$112.3	$2.27
(1)     The income tax effect related to special items is based on the statutory tax rate in effect at the end of each period.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Supplemental Data
(in millions)

Comparable Store Sales & Average Weekly Sales Data (1)	Fiscal Q2 2023	Fiscal Q1 2023	Fiscal Q4 2022	Fiscal Q3 2022
Total Comparable Store Sales % Change vs 2019	5.8%	10.3%	14.1%	17.5%
Total Comparable Store Sales % Change vs prior year	(6.3)%	(4.1)%	19.0%	13.3%

Total Stores at the end of the period	211	208	204	203
Total Store Operating Weeks	2,730	2,690	2,641	2,616
Total Store Average Weekly Sales (in thousands)	$199	$222	$213	$184
(1)     For proforma comparisons to prior year for Q1 and Q2 2023, there were 185 comparable stores. For other proforma comparisons to prior year and to 2019, there were 153 comparable stores.